Exhibit 99.1

Media Contact: Lisa Bottle +1 704 423 7060 Andrew Martin +1 704 423 7048 Investor Relations: Paul Gifford +1 704 423 5517	News Release Goodrich Corporation Four Coliseum Centre 2730 West Tyvola Road Charlotte, NC 28217-4578 Tel: 704 423 7000 Fax: 704 423 7002 www.goodrich.com

For Immediate Release

Goodrich Announces First Quarter 2012 Results

•	First quarter 2012 sales grew 14 percent, to $2,153 million, compared to first quarter 2011 sales of $1,896 million. Organic growth during the first quarter 2012 was 11 percent.

•

First quarter 2012 net income per diluted share of $1.46, including merger-related costs, compared to first quarter 2011 net income per diluted share of $1.52. The first quarter 2011 results included a tax benefit of approximately $0.17 per diluted share that did not recur in the first quarter 2012.

CHARLOTTE, N.C., April 26, 2012 – Goodrich Corporation (NYSE: GR) announced results today for the first quarter 2012.

Commenting on the company’s performance and its outlook, Marshall Larsen, Chairman, President and Chief Executive Officer said, “Goodrich once again posted solid first quarter results. Our first quarter 2012 results for sales and earnings per diluted share exceeded our internal estimates, and position us very well for the balance of 2012.

“Our sales growth of 14 percent for the first quarter 2012 was very broad-based, with growth in each of our market channels, compared to the first quarter 2011. Our large commercial airplane original equipment sales grew by 27 percent as we continued to support production rate increases by Airbus and Boeing. Our commercial aftermarket sales grew by 6 percent, which included a weak January that was more than offset by very strong February and March sales growth. Our defense and space sales grew by 10 percent, which included 4 percent organic growth. The organic defense and space sales growth was driven by very strong growth in our landing gear and intelligence, surveillance and reconnaissance businesses.

“We are pleased that our shareholders approved the merger with United Technologies on March 13, and we expect the transaction to close in mid-2012.”

Business Highlights

•

On March 13, 2012, at the special meeting of shareholders, Goodrich shareholders voted to approve the proposed merger with United Technologies. The final tabulation indicated that more than 98 percent of votes cast were cast in favor of the transaction, which represented approximately 75 percent of the total outstanding shares of Goodrich common stock as of February 6, 2012, the record date for the special meeting.

•

On March 27 Goodrich announced that it has been awarded a contract to retrofit LED runway turnoff (RTO) lights on Lufthansa’s fleet of A319/A320/A321 aircraft. The improved lights offer better illumination and significantly improved reliability, to reduce airline operating costs, over current LED lights.

•

On April 2, 2012 Goodrich announced that it has signed a nacelle services agreement with LOT Polish Airlines for support of the nacelles and thrust reversers for the airline’s fleet of Embraer 195 aircraft powered by CF34-10E engines. Under the agreement, Goodrich will provide nacelle maintenance, repair and overhaul (MRO) services for the thrust reversers, inlet cowls and other nacelle components. Similarly, Goodrich will also provide access to large nacelle components for lease or exchange.

•

On April 2, 2012 Goodrich announced that it has been selected by Southwest Airlines to supply wheels, carbon brakes, MRO services and comprehensive asset management for its new fleet of Boeing 737-800 aircraft. The first aircraft was delivered in March 2012.

First Quarter 2012 Results

Goodrich reported first quarter 2012 net income of $188 million, or $1.46 per diluted share, on sales of $2,153 million. In the first quarter 2011, the company reported net income of $195 million, or $1.52 per diluted share, on sales of $1,896 million. Segment operating income margin for the first quarter 2012 was 16.8 percent.

For the first quarter 2012 compared with the first quarter 2011, Goodrich sales changes by market channel were as follows:

•	Large commercial airplane original equipment sales increased by about 27 percent,

•	Regional, business and general aviation airplane original equipment sales increased by about 8 percent, of which about 2 percent was organic growth,

•	Large commercial, regional, business and general aviation airplane aftermarket sales increased by about 6 percent, of which about 5 percent was organic growth, and

•	Defense and space sales of both original equipment and aftermarket products and services increased by about 10 percent. Organic sales growth for this market channel was about 4 percent.

The decrease in net income is attributable primarily to the impact of several items, as noted below, partially offset by sales growth in all of the company’s major market channels, strong operational performance, and ongoing success on continuous improvement initiatives. :

•

The company reported an effective tax rate of 32.1 percent for the first quarter 2012, compared to an effective tax rate of 24.4 percent during the first quarter 2011, which resulted in lower net income of approximately $0.17 per diluted share. The first quarter 2011 tax rate included a benefit of approximately $21 million, or $0.17 per diluted share related to a tax settlement. There was no similar benefit during the first quarter 2012. Additionally, the first quarter 2011 included the benefit of the U.S. R&D tax credit, which has not been renewed for 2012.

•

The first quarter 2012 results included pre-tax expense of $7 million, $5 million after-tax or $0.04 per diluted share, for third party costs related to the merger with United Technologies. These expenses are included in Other Income (Expense).

•

The first quarter 2012 results included lower pre-tax income of $8 million, $5 million after-tax or $0.04 per diluted share, related to higher world-wide pension plan expense, compared to the first quarter 2011.

•

The first quarter results included higher pre-tax expenses of $6 million, $4 million after-tax or $0.03 per diluted share, related to restructuring costs and $5 million, $3 million after-tax or $0.02 per diluted share, related to an environmental remediation reserve in our Nacelles and Interior Systems segment, compared to the first quarter 2011.

•

The first quarter 2012 results included lower pre-tax income of $3 million, $2 million after-tax or $0.01 per diluted share, related to the changes in estimates for certain long-term contracts primarily in our aerostructures and aircraft wheels and brakes businesses, compared to the first quarter 2011. Total pre-tax changes in estimates for the first quarter 2012 were $18 million. Changes in both periods were related primarily to favorable cost and operational performance, changes in volume expectations and sales pricing improvements and finalization of contract terms on current and/or follow-on contracts.

Net cash provided by operating activities, minus capital expenditures, for the first quarter 2012 was a use of cash of $249 million, a decrease of $310 million from the same period in 2011. The decrease was due primarily to unfavorable changes in working capital, higher capital expenditures and higher pension contributions. During the first quarter 2012, Goodrich contributed $136 million to its worldwide pension plans, compared to contributions of $69 million in the first quarter 2011. Capital expenditures were $71 million in the first quarter 2012, compared with capital expenditures of $36 million in the first quarter 2011.

The supplemental discussion and tables that follow provide more detailed information about the first quarter 2012 segment results.

Goodrich Corporation, a Fortune 500 company, is a global supplier of systems and services to aerospace, defense and homeland security markets. With one of the most strategically diversified portfolios of products in the industry, Goodrich serves a global customer base with significant worldwide manufacturing and service facilities. For more information visit http://www.goodrich.com.

FORWARD-LOOKING INFORMATION IS SUBJECT TO RISK AND UNCERTAINTY

Certain statements made in this document are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding our future plans, objectives and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “anticipate,” “intend,” “should,” “estimate,” or “plan,” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. We caution readers that any such forward-looking statements are based on assumptions that we believe are reasonable, but are subject to a wide range of risks, and actual results may differ materially.

Important factors that could cause actual results to differ from expected performance include, but are not limited to:

•

demand for and market acceptance of new and existing products, such as the Airbus A350 XWB, A320neo and A380, the Boeing 787 and 737 MAX, the EMBRAER 190, the Mitsubishi Regional Jet (MRJ), the Bombardier CSeries, the Dassault Falcon 7X and the Lockheed Martin F-35 Lightning II and the Northrop Grumman Joint STARS re-engining program;

•	our ability to maintain profitability on the aerostructures 787 OE contract with Boeing;

•	our ability to extend our commercial OE contracts beyond the initial contract periods;

•

cancellation or delays of orders or contracts by customers or with suppliers, including delays or cancellations associated with the Airbus A350 XWB, A320neo and A380, the Boeing 787 and 737 MAX, the EMBRAER 190, the Mitsubishi Regional Jet (MRJ), the Bombardier CSeries, the Dassault Falcon 7X and the Lockheed Martin F-35 Lightning II and the Northrop Grumman Joint STARS re-engining program;

•	our ability to obtain price adjustments pursuant to certain of our long-term contracts;

•	the financial viability of key suppliers and the ability of our suppliers to perform under existing contracts;

•	the extent to which we are successful in integrating and achieving expected operating synergies for recent and future acquisitions;

•	performance issues with products currently in production or in use and successful development of products and advanced technologies;

•	the impact of bankruptcies and/or consolidations in the airline industry;

•	the health of the commercial aerospace industry, including the large commercial, regional, business and general aviation aircraft manufacturers;

•	global demand for aircraft spare parts and aftermarket services;

•	changing priorities or reductions in the defense budgets in the U.S. and other countries, U.S. foreign policy and the level of activity in military flight operations;

•	the possibility of restructuring and consolidation actions and the successful implementation of any announced actions;

•	threats and events associated with and efforts to combat terrorism;

•	the extent to which changes in regulations and/or assumptions result in changes to expenses relating to employee and retiree medical and pension benefits;

•	competitive product and pricing pressures;

•

our ability to recover under contractual rights of indemnification for environmental, asbestos and other claims arising out of the divestiture of our tire, vinyl, engineered industrial products and other businesses;

•	the effect of changes in accounting policies or legislation, including tax legislation;

•	cumulative catch-up adjustments or loss contract reserves on long-term contracts accounted for under the percentage of completion method of accounting;

•	domestic and foreign government spending, budgetary and trade policies;

•

economic and political changes in international markets where we compete, such as changes in currency exchange rates, interest rates, inflation, fuel prices, deflation, recession and other external factors over which we have no control;

•	the outcome of contingencies including completion of acquisitions, joint ventures, divestitures, tax audits, litigation and environmental remediation efforts;

•	the impact of labor difficulties or work stoppages at our, a customer’s or a supplier’s facilities;

•

uncertainties and business impacts associated with the proposed acquisition of the Company by United Technologies, including uncertainties relating to the anticipated timing of filings and approvals relating to the transaction, the expected timing of completion of the transaction and the ability to complete the transaction; and

•	the potential impact of litigation relating to the proposed transaction with United Technologies.

We caution you not to place undue reliance on the forward-looking statements contained in this document, which speak only as of the date on which such statements are made. We undertake no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.

Supplemental Data

Segment Review

Quarter Ended March 31, 2012 Compared with Quarter Ended March 31, 2011

	Quarter Ended March 31,
			%	% of Sales
	2012	2011	Change	2012	2011
	(Dollars in millions)
NET CUSTOMER SALES
Actuation and Landing Systems	$802.5	$684.3	17%
Nacelles and Interior Systems	$757.4	$656.4	15%
Electronic Systems	$592.7	$555.2	7%

Total Sales	$2,152.6	$1,895.9	14%

SEGMENT OPERATING INCOME
Actuation and Landing Systems	$97.0	$86.5	12%	12.1%	12.6%
Nacelles and Interior Systems	$176.0	$157.3	12%	23.2%	24.0%
Electronic Systems	$88.1	$91.0	(3%)	14.9%	16.4%

Segment Operating Income	$361.1	$334.8	8%	16.8%	17.7%

Actuation and Landing Systems: Actuation and Landing Systems segment sales for the first quarter 2012 increased from the first quarter 2011 primarily due to the following:

•	Higher large commercial airplane OE sales of approximately $51 million, primarily in our landing gear and actuation systems businesses;

•

Higher defense and space OE and aftermarket sales of approximately $36 million, primarily in our actuation systems and landing gear businesses, including sales associated with the Microtecnica acquisition;

•	Higher other aerospace and non-aerospace sales of approximately $20 million, primarily in our actuation systems and engine components businesses; and

•	Higher large commercial, regional, business and general aviation airplane aftermarket sales of approximately $10 million, primarily in our aircraft wheels and brakes business.

Actuation and Landing Systems segment operating income for the first quarter 2012 increased from the first quarter 2011 primarily due to the following:

•

Favorable pricing in our landing gear and wheels and brakes businesses, partially offset by higher operating costs, primarily in our actuation systems and landing gear businesses, which resulted in higher income of approximately $9 million; and

•	Higher sales volume across most businesses, including sales associated with the Microtecnica acquisition, which resulted in higher income of approximately $7 million; partially offset by

•

Higher selling and administrative costs associated with the Microtecnica acquisition of approximately $7 million. In total, Microtecnica contributed approximately $4 million to segment operating income in the first quarter 2012.

Nacelle and Interior Systems: Nacelle and Interior Systems segment sales for the first quarter 2012 increased from the first quarter 2011 primarily due to the following:

•	Higher large commercial OE sales of approximately $83 million primarily in our aerostructures business; and

•

Higher large commercial, regional, business and general aviation airplane aftermarket sales of approximately $22 million primarily in our aerostructures and interior systems businesses; partially offset by

•	Lower defense and space OE and aftermarket sales of approximately $4 million primarily in our aerostructures business.

Nacelle and Interior Systems segment operating income for the first quarter 2012 increased from the first quarter 2011 primarily due to the following:

•	Higher sales volume and favorable product mix primarily in our interiors systems and aerostructures businesses which resulted in higher income of approximately $19 million; and

•

Higher pricing in our aerostructures and interior systems businesses, partially offset by higher operating costs which were primarily related to increased environmental remediation reserves in our interiors business, which resulted in higher income of approximately $2 million; partially offset by

•

Lower income of approximately $3 million related to changes in estimates for certain long-term contracts in our aerostructures business that were more favorable in 2011. These changes in estimates were primarily related to changes in costs, operational performances, volume expectations, and/or sales pricing and finalization of contract terms on current and/or follow-on contracts.

Electronic Systems: Electronic Systems segment sales for the first quarter 2012 increased from the first quarter 2011 primarily due to the following:

•	Higher defense and space OE and aftermarket sales of approximately $23 million across most businesses;

•	Higher regional, business, and general aviation airplane OE sales of approximately $7 million, primarily in our sensors and integrated systems and engine controls and electrical power businesses; and

•	Higher large commercial airplane OE sales of approximately $4 million, primarily in our sensors and integrated systems business.

Electronic Systems segment operating income for the first quarter 2012 decreased from the first quarter 2011 primarily due to the following:

•

Higher operating costs across most businesses, partially offset by favorable pricing primarily in our sensors and integrated systems business, which resulted in lower income of approximately $10 million; partially offset by

•	Higher sales volume primarily in our ISR business and favorable product mix across most businesses which resulted in higher income of approximately $6 million.

PRELIMINARY

GOODRICH CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (UNAUDITED)

(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended March 31,
	2012	2011
Sales	$2,152.6	$1,895.9
Operating costs and expenses:
Cost of sales	1,510.5	1,310.5
Selling and administrative costs	318.4	285.1

	1,828.9	1,595.6

Operating Income	323.7	300.3
Interest expense	(34.8)	(34.6)
Interest income	0.2	0.3
Other income (expense) — net	(9.6)	(5.8)

Income from continuing operations before income taxes	279.5	260.2
Income tax expense	(89.6)	(63.6)

Income From Continuing Operations	189.9	196.6
Income (loss) from discontinued operations — net of income taxes	(0.1)	—

Consolidated Net Income	189.8	196.6
Net income attributable to noncontrolling interests	(1.6)	(1.8)

Net Income Attributable to Goodrich	$188.2	$194.8

Amounts attributable to Goodrich:
Income from continuing operations	$188.3	$194.8
Income (loss) from discontinued operations — net of income taxes	(0.1)	—

Net Income Attributable to Goodrich	$188.2	$194.8

Earnings per common share attributable to Goodrich:
Basic Earnings Per Share:
Continuing operations	$1.48	$1.53
Discontinued operations	—	—

Net Income Attributable to Goodrich	$1.48	$1.53

Diluted Earnings Per Share:
Continuing operations	$1.46	$1.52
Discontinued operations	—	—

Net Income Attributable to Goodrich	$1.46	$1.52

Dividends Declared Per Common Share	$0.29	$0.29

Comprehensive Income Attributable to Goodrich	$303.5	$312.2

PRELIMINARY

GOODRICH CORPORATION

SEGMENT REPORTING (UNAUDITED)

(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended March 31,
	2012	2011
Sales:
Actuation and Landing Systems	$802.5	$684.3
Nacelles and Interior Systems	757.4	656.4
Electronic Systems	592.7	555.2

Total Sales	$2,152.6	$1,895.9

Operating Income:
Actuation and Landing Systems	$97.0	$86.5
Nacelles and Interior Systems	176.0	157.3
Electronic Systems	88.1	91.0

Total Segment Operating Income (1)	361.1	334.8

Corporate General and Administrative Expenses	(32.5)	(30.9)
ERP Costs	(4.9)	(3.6)

Total Operating Income	$323.7	$300.3

Segment Operating Income as a Percent of Sales:
Actuation and Landing Systems	12.1%	12.6%
Nacelles and Interior Systems	23.2%	24.0%
Electronic Systems	14.9%	16.4%

Total Segment Operating Income as a Percent of Sales	16.8%	17.7%

(1)	Segment operating income is total segment revenue reduced by operating expenses directly identifiable with our business segments except for certain enterprise ERP expenses which were not allocated to the segments. Segment operating income is used by management to assess the operating performance of the segments. See reconciliation of total segment operating income to total operating income above.

	Three Months Ended March 31,
	2012	2011
Numerator
Income from continuing operations attributable to Goodrich	$188.3	$194.8
Percentage allocated to common shareholders	99.0%	98.6%

	$186.3	$192.1

Denominator
Weighted-average shares	125.8	125.3
Effect of dilutive securities.	1.5	1.1

Adjusted weighted-average shares and assumed conversion	127.3	126.4

Per share income from continuing operations
Basic	$1.48	$1.53

Diluted	$1.46	$1.52

PRELIMINARY

GOODRICH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

(DOLLARS IN MILLIONS EXCEPT SHARE AMOUNTS)

	March 31, 2012	December 31, 2011
Current Assets
Cash and cash equivalents	$704.1	$987.0
Accounts and notes receivable — net	1,528.4	1,343.2
Inventories — net	3,061.6	2,876.6
Deferred income taxes	215.5	197.8
Prepaid expenses and other assets	76.2	60.0

Total Current Assets	5,585.8	5,464.6

Property, plant and equipment — net	1,667.0	1,633.2
Goodwill	2,007.1	1,991.0
Identifiable intangible assets — net	919.1	917.2
Deferred income taxes	36.5	36.4
Other assets	708.4	671.3

Total Assets	$10,923.9	$10,713.7

Current Liabilities
Short-term debt	$6.9	$25.0
Accounts payable	869.3	768.8
Accrued expenses	1,116.6	1,211.1
Income taxes payable	77.1	45.8
Deferred income taxes	23.9	23.3
Current maturities of long-term debt and capital lease obligations	14.2	1.6

Total Current Liabilities	2,108.0	2,075.6

Long-term debt and capital lease obligations	2,362.3	2,374.4
Pension obligations	777.9	904.3
Postretirement benefits other than pensions	282.9	286.2
Long-term income taxes payable	174.0	174.0
Deferred income taxes	600.6	560.5
Other non-current liabilities	586.6	600.2
Shareholders’ Equity
Common stock — $5 par value
Authorized 200,000,000 shares; issued 150,503,327 shares at March 31, 2012 and 149,713,719 shares at December 31, 2011 (excluding 14,000,000 shares held by a wholly owned subsidiary)	752.5	748.6
Additional paid-in capital	1,912.4	1,870.7
Income retained in the business	3,341.5	3,190.3
Accumulated other comprehensive income (loss)	(895.9)	(1,011.2)
Common stock held in treasury, at cost (24,583,946 shares at March 31, 2012 and 24,422,527 shares at December 31, 2011)	(1,118.2)	(1,098.3)

Total Shareholders’ Equity	3,992.3	3,700.1
Noncontrolling interests	39.3	38.4

Total Equity	4,031.6	3,738.5

Total Liabilities And Equity	$10,923.9	$10,713.7

PRELIMINARY

GOODRICH CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

(DOLLARS IN MILLIONS)

	Three Months Ended March 31,
	2012	2011
Operating Activities
Consolidated net income	$189.8	$196.6
Adjustments to reconcile consolidated net income to net cash (used in) provided by operating activities:
(Income) loss from discontinued operations	0.1	—
Restructuring and consolidation:
Expenses	8.6	2.9
Payments	(4.4)	(0.9)
Pension and postretirement benefits:
Expenses	34.8	26.6
Contributions and benefit payments	(142.2)	(75.4)
Depreciation and amortization	79.9	72.4
Excess tax benefits related to share-based payment arrangements	(14.9)	(8.6)
Share-based compensation expense	12.4	17.9
Deferred income taxes	(3.8)	(5.2)
Change in assets and liabilities, net of effects of acquisitions and divestitures:
Receivables	(172.2)	(157.3)
Inventories, net of pre-production and excess-over-average	(65.3)	(41.0)
Pre-production and excess-over-average inventories	(101.6)	(55.8)
Other current assets	(3.4)	1.8
Accounts payable	92.6	90.5
Accrued expenses	(112.6)	(68.3)
Income taxes payable/receivable	44.5	105.8
Other assets and liabilities	(19.7)	(5.6)

Net Cash (Used In) Provided By Operating Activities	(177.4)	96.4

Investing Activities
Purchases of property, plant and equipment	(71.5)	(35.6)
Proceeds from sale of property, plant and equipment	0.3	0.1
Payments received (made) in connection with acquisitions, net of cash acquired	—	8.3
Investments in and advances to equity investees	(0.5)	(0.5)

Net Cash Used In Investing Activities	(71.7)	(27.7)

Financing Activities
Increase (decrease) in short-term debt, net	(18.0)	0.8
Proceeds (repayments) of long-term debt and capital lease obligations	(0.3)	(0.5)
Proceeds from issuance of common stock	23.2	27.1
Purchases of treasury stock	(20.0)	(96.6)
Dividends paid	(36.8)	(0.5)
Excess tax benefits related to share-based payment arrangements.	14.9	8.6
Distributions to noncontrolling interests	(0.7)	(0.7)

Net Cash Used In Financing Activities	(37.7)	(61.8)

Discontinued Operations
Net cash provided by (used in) operating activities	(0.1)	(0.1)
Net cash provided by (used in) investing activities	—	—
Net cash provided by (used in) financing activities	—	—

Net cash provided by (used in) discontinued operations	(0.1)	(0.1)
Effect of exchange rate changes on cash and cash equivalents	4.0	5.4

Net increase (decrease) in cash and cash equivalents	(282.9)	12.2
Cash and cash equivalents at beginning of period	987.0	798.9

Cash and cash equivalents at end of period	$704.1	$811.1

PRELIMINARY

GOODRICH CORPORATION

SUPPLEMENTARY FINANCIAL INFORMATION (UNAUDITED)

(DOLLARS IN MILLIONS)

	Three Months Ended March 31,
	2012	2011
Preliminary Income Statement Data:

Net Interest Expense	$(34.6)	$(34.3)

Other Income (Expense), Net:	$(9.6)	$(5.8)

- Merger related expenses	(7.2)	—
- Retiree health care expenses related to previously owned business	(2.1)	(2.6)
- Expenses related to previously owned businesses	(1.0)	(1.6)
- Equity in affiliated companies	0.5	(0.9)
- Other — net	0.2	(0.7)

Preliminary Cash Flow Data:
Dividends paid	$(36.8)	$(0.5)

Depreciation and Amortization	$79.9	$72.4

- Depreciation	52.5	48.6
- Amortization	27.4	23.8

Net Cash (Used In) Provided By Operating Activities	$(177.4)	$96.4
Purchases of Property, Plant and Equipment (Capital Expenditures)	(71.5)	(35.6)

Net Cash (Used In) Provided By Operating Activities minus Capital Expenditures (Free Cash Flow[1])	$(248.9)	$60.8

	March 31, 2012	December 31, 2011
Preliminary Balance Sheet Data:

Preproduction and Excess-Over-Average Inventory	$1,783.5	$1,561.7

Short-term Debt	$6.9	$25.0
Current Maturities of Long-term Debt and Capital Lease Obligations	14.2	1.6
Long-term Debt and Capital Lease Obligations	2,362.3	2,374.4

Total Debt[2]	$2,383.4	$2,401.0
Cash and Cash Equivalents	704.1	987.0

Net Debt[2]	$1,679.3	$1,414.0

[1]

Free cash flow, which represents net cash provided by operating activities minus capital expenditures, is a cash performance measure used by the Company. It is a non-GAAP financial measure that the Company believes provides a relevant measure of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt service, repurchases of the Company’s common stock and distribution of earnings to shareholders.

[2]

Total Debt (defined as short-term debt plus current maturities of long-term debt and capital lease obligations plus long- term debt and capital lease obligations) and Net Debt (defined as Total Debt minus cash and cash equivalents) are non- GAAP financial measures that the Company believes are useful to rating agencies and investors in understanding the Company’s capital structure and leverage. Because all companies do not calculate these measures in the same manner, the Company’s presentation may not be comparable to other similarly titled measures reported by other companies.